Total Network

Fan Owned Media and Technology Solution Provider. Specializing in Fan Engagement, Media, Venue Solutions and Custom Innovations.

Invest

$99 minimum investment

DEADLINE: April 26, 2024

in a month

SHARE PRICE

$1

TOTAL RAISED

$0

VALUATION

$9,000,000

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

Total Network is a fan-owned technology and media solution provider. Total Network also hosts its own branded apps which include a TV store available across all devices and platforms. Offering many tools that allow fans to interact makes Total TV a very unique opportunity for fan engagement and experiences. It's time for fans to start owning, engaging, and enhancing their experiences, interactions and content.


FAN OWNED
FAN OWNED
FAN OWNED
FAN OWNED
FAN OWNED
LAUNCHING NOW

PROBLEM

These days the world of media, data and fan engagement are some of the most active and rapidly growing industries in the world. We believe the demand for technology and innovation is nearly endless and will always require adaptability to maintain a position in the market.

- **Media and Fan Engagement** these days is an ongoing battle between what works and what doesn't to improve visitors, viewership and interaction. Many times, the videos that your favorite creators make, the albums they produce, or even the series that they star in are owned and operated by big tech and big media corporations that, unfortunately & ultimately decide the fate of what happens to their careers.
- There's too much confusion about who owns what set of media and what media can be legally used. There are all kinds of music, documentaries, movies, video games, books and more created content that get caught up in **legal loopholes**. These can limit the creative free will of an entertainer to be able to have control over what they produce. This means that they can miss out on royalties from their music or movies getting played on streaming platforms.
- The other issue that **many businesses, venues and teams struggle with is fan engagement** and experiences outside of the live events that fans attend. With so many new innovative ways of entertainment being developed, it's hard to stay on trend with the new exciting attractions and promotions for the fans.
- The final commonly identified problem is **exclusivity of an experience**. Whether it's at a venue, at home or even in the metaverse fans want one of a kind interactions and they want custom experiences to remember the rest of their lives. Currently fans walk away with pictures and images they posted on social media, the memories of the event and not much else beyond that.

SOLUTION

The Total Network is designed to give the power back to fans, visionaries and creators alike by creating a fully decentralized system for fans, content creators, and entertainers alike to have full viewing access to showcase their own personal content.

With Total Network, you have the ability to engage in all aspects of media and technology. Be the director, producer, and content manager of your favorite productions. Take part in being the voice of how and when your favorite event or series ends. You can even have a say in production of a beloved sequel to your favorite video game franchise. You even have the ability to give some love to your favorite athletes or help singers as they produce their next album.

Creators now have the ability to share, stream, sell or license their media anywhere at any time that they like. This allows their fans to know when they see their favorite team, creator or video that the creator of the content owned what they produced. Take back control of your media rights and manage your next career move with Total TV Network.

With our fan-owned content approach, anyone can now invest their time in projects that they like and support along with bringing their own innovations, engagement or content to the table for others to engage with. This includes bringing innovation and technology to build fan engagement at any venue.

As new technology hits the fan engagement sector of business; it is important to develop features and services that are applicable to all fans. We believe technology such as Holograms and custom created content can provide exclusive experiences along with digital rights to custom content created. These Solutions are developed under Total Network Solutions and can be used in coordination with the Total Fan Experience to innovate any venue or event.

With the Total Network's open market catering to the fans by way of our Total Fan Experience Conferences; The possibilities are nearly endless to make, create, and drive more fan engagement. The TFE allows Total Network to bring innovation and technology to showcase through Hologram, AI, Metaverse, and other industry leading technologies. So what are you waiting for? Be the owner of your media, your innovation, your way. Be a part of the Total Fan Experience and ultimately on The Total TV Network.


Recently Updated
SCALE OR DIE
LEWIS HOWES
SMART PASSIVE INCOME

SUCCESS TO DATE

- Incorporation February 2023.
- Acquired content rights from initial creators and channel owners for platform release.
- Partnered with **Visioneers Institute for hologram interaction technology** which can be used in coordination for content creation and fan engagement.
- Partnered with **Smart Qookie** for promotion, analytics and content creation tools for fans and venues.
- Partnered with **Momentum Media** for marketing.
- Initial **launch of TV and mobile applications** April 2023.
- **Total Fan Experience Technology Conference** was held at the Pro Football HOF July 14-15, 2023. The purpose of this conference was to showcase potential innovations related to fan engagement and experiences.

BUSINESS MODEL

Total TV offers services and tools for enhancing and developing both business to business and direct to consumer relationships. Total TV offers solution services to assist in the funding and creation of content and tools for enhancing and developing Fan Engagement. Our Network supports growth with business to consumer relationships and innovative technologies to venues. The business services and tools are provided in exchange for one time or monthly payments depending on the services selected. Total TV also provides creators the opportunity of monetizing their own work in various ways as explained below.

Our aim is for Total TV services to include commercial distribution, branded streaming channel development, app development, marketing campaign management, event broadcasting, online store creation, tv store creation, hologram development and many other solution based technological advances. The Total TV Network is also contracted to receive a small percentage of any store or app developed by Total Network in regards to a deal signed by partners. The Total Fan Experience allows technology companies to partner together to provide solutions for innovations for business, consumers & venues. Total Network generates a percentage of contracts created from the contracts generated from TFE while providing the ability to produce great fan engagement content.


Revenue's of Total Network
TV, Mobile and Web Application Development and Distribution (Platform Licensing)
Playlist/ Channel Creation
Ad Revenue/ Content Monetization
Commercial Distribution
E-Commerce Store on TV Development/ Mobile and Web
5% of Sales and Content Revenue from platforms licensed
Metaverse Space/Room/Storefront Development
E ticket Sales
Partnership's with Media Creators and Distributors
Total Fan Experience Conference Ticket Sales
5% of contracts for new technology added to venues from TFE partners

The Total Network is creatively designed to allow creators to generate streams of revenue. The first revenue stream for creators is through Commercial Ad monetization for partners and content owners.

The Total Fan Experience is a technology conference that can be hosted at any venue or sports facility to showcase new fan engagement technology as well as create breathtaking media and displays. The media created at these events can be used to market upcoming innovations to promote both the presenting brands and the hosting venue.



Total Fan Experience
TFE
TOTAL FAN EXPERIENCE
TECHNOLOGY CONFERENCE
The Total Fan Experience is a technology conference that can be hosted at any venue or sports facility to showcase new fan engagement technology as well as create breathtaking and innovative media and displays. The media created at these events can be used to market upcoming events to promote both the presenting brands and the hosting venue.

MARKET

Being a Fan-Owned Platform can potentially open up the same doors and opportunities to each and every fan of any event, artist, team or experience.

- The mobile entertainment market size was valued at **USD 108.4 billion in 2022** and is expected to grow at a CAGR of 8.30% from 2022 to 2033.

PRESS

- **Bitcoin Insider**
  How the New Wave of Fan Entertainment Lies at the Feet of Web3
- **Audacy**
  The Total Fan Experience is Here: Find Out All the Details

TEAM



Jerry Wolff

CEO

Jerry Wolff has been a global entrepreneur for almost 4 decades, focusing his energy on the creation and implementation of advertising sales programs, strategic marketing and branding programs for a wide range of clientele. In the early part of his career Jerry made his mark in the New York Radio scene by rising from salesperson to sales manager and then General Manager. From there his career path moved into sports marketing where he and his staff had the exclusive ad sales responsibilities for the cable television broadcasts of 14 professional sports teams in the NBA, NHL and MLB. His business then expanded to include research, planning, negotiating and buying of broadcast advertising programs for clients that sought media expertise.

A partial list of distinguished businesses that Jerry worked with include Sharp Electronics, General Motors - ACDelco Div., AGIP Motor Oil, McNeil Labs - Tylenol, Gulf Oil, Alberto Culver, NAPA Auto Parts, The Shubert Org,. et al.


star

Joe Grimm

President/Founder

Joe is a Business Management Professional who strives to innovate both processes, techniques and uses in any industry in which he works.

With patents in his name in different industries, Joe is familiar with providing certified solutions to existing issues facing the industry. His background in TV, blockchain and NFTs have led him to his current work with media WEB3 technologies.



Heath Douglass

CMO

As the Chief Marketing Officer at The Total Network, Heath Douglass's proven track record of success in developing and implementing effective marketing strategies, building strong customer relationships, and driving growth within The Total Network. Heath has created multiple streams of open opportunities for the company.

He is instrumental in successfully connecting the media division with many minor league sports, content creators, business partners and more. Within our technical division, Heath has brought on a team of expertly skilled Web3 developers along with bringing new insight into how the use of Web3 and blockchain can be used for the future of technology.



Shantel Harper

Head of Project Management/Event Coordination

Shantel joined Total Network as visionary to aid in event support and creative direction. She has more than 15 years of restaurant experience including corporate, fine dining, high volume sports bar & small mom and pop staples.

She is a Kent State University graduate with a Bachelors in Psychology & went on to be a licensed counselor serving her community through non-profits. "My social work/ volunteering background within the city has secured life-long friendship/ partnerships in a variety of avenues." She will utilize her networking skills, attention to detail, creativity & strong ability to connect with people to heighten fan engagement within venues across the USA.



Peggy Grimm
CFO

Peggy has been in the client management business for over 25 years. Peggy is always leading the way with her production and her professionalism. Her background is very strong in client onboarding, policy awareness and fund management. For this reason she is the perfect candidate to help Total Network in the CFO role. Her ability to attract new clients and manage existing relationships and agreements are key components to success.

USE OF PROCEEDS

If the offering's maximum amount of $1,000,000 is raised:

Use	Value	% of Proceeds
Salaries	$101,000	10.1%
Events	$100,000	10.0%
Marketing Materials	$250,000	25.0%
Technology Equipment	$100,000	10.0%
Television Ads	$50,000	5.0%
Social Media Marketing	$100,000	10.0%
Data Storage	$100,000	10.0%
Technology Development	$150,000	15.0%
Intermediary fees	$49,000	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in Total TV Network, Inc., doing business as Total Network. This offering must raise at least $10,000 by April 26, 2024 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Total Network may issue additional securities to raise up to $1,000,000, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

10,000,000 shares
× $1 per share

$10,000,000 implied valuation

FINANCIALS

Total Network's official name is Total TV Network, Inc., so that's the name that appears in the statements below.

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on October 27, 2023
- Form C/A on December 18, 2023
- Form C/A on March 5, 2024

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- Twitter

UPDATES

Mar 5, 2024	Filed Form C/A
Dec 18, 2023	Filed Form C/A
Oct 27, 2023	Primary offering of 1,000,000 shares at $1
Oct 27, 2023	Filed Form C

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